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                                                                   EXHIBIT 10.33




                           PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                             ONLINE RESOURCES, INC.

                                    (SELLER)

                                       AND

                              ENERGY PARTNERS, LTD.

                                     (BUYER)


                             DATED OCTOBER 29, 1999

                            EFFECTIVE OCTOBER 1, 1999


                       SOUTH TIMBALIER/BAY MARCHAND AREA






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                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of October 29, 1999, is by and among ONLINE RESOURCES, INC., a Louisiana corporation ("ORI"), with a mailing address of 318 Camp Street, Suite 201, New Orleans, LA 70130 (herein sometimes referred to as "Seller") and Energy Partners, Ltd., a Delaware corporation ("EPL"), with a mailing address of 201 St. Charles Avenue, Suite 3400, New Orleans, LA 70170 (herein sometimes referred to as "Buyer").

                                    RECITALS

         Seller desires to sell to Buyer and Buyer desires to purchase from Seller on the terms set forth in this Agreement those certain oil and gas interests and associated assets herein identified in Exhibits "A" and "B" attached hereto and other related assets.

         In consideration of the foregoing, the parties hereby agree as follows:

                            AGREEMENT OF THE PARTIES

1. SALE AND PURCHASE OF ASSETS

         1.1 Asset To Be Sold. Seller shall sell, transfer, and assign to Buyer and Buyer shall purchase and receive, all of the right, title and interest of Seller in (i) the oil and gas Leases described in Exhibit "A", referred to as "Leases") and the lands covered thereby ("Lands"), (ii) all oil and/or gas wells (whether producing, shut-in, temporarily abandoned, plugged and abandoned, or otherwise), equipment and other appurtenances and tangible property located thereon or thereunder, including without limitation, any production platform located on the Leases (the "Platform") and the wells and other facilities described on Exhibit "B", (iii) all agreements described in Exhibit "C", to the extent such agreements relate to the assets described in clauses (i) or (ii) above (together with the Leases referred to on Exhibit "A", the "Listed Contracts"), and (iv) all other tangible property wherever located thereon or extending therefrom and primarily used in connection with the ownership or


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               operation of the Leases or the other assets described in clauses
               (i) through (iii) of this sentence (collectively and as to Seller, the "Assets"). Such transfer of interests will be made at Closing, but shall be made effective as of the Effective Date of Sale referred to in Section 2.7.

         1.2   Assets Excluded. The Assets do not include:

                 (i) accounts receivable associated with the Assets and relating to operations prior to Effective Date of Sale;

                 (ii) liquid hydrocarbon inventory in tanks above the pipeline connections as of 7:00 a.m. on the effective Date of Sale (which shall be sold to Buyer separately as provided in Section 2.10.1);

                 (iii) Seller's area wide permits, licenses, bonds or other permits, licenses or authorizations used to conduct Seller's business;

                 (iv) Gas produced and marketed off the Leases through the designated sales meter prior to 7:00 a.m. on the Effective Date of Sale, and

                 (v) All seismic data held or used under license or agreement to, from or with a third party owner of such data.

         1.3 Securities Transaction Disclaimer. Each of the parties hereto agree that the transaction contemplated herein is not intended as a securities transaction and further agrees that Seller is not considered by any party hereto as an issuer of securities for the purposes of this Agreement.

2.       PURCHASE PRICE

         2.1 a) Price. As consideration for the sale of the Assets, Buyer shall pay to Seller $1,500,000.00 (the "Purchase Price"). In addition, Seller shall retain an overriding royalty interest equal to 2% of 8/8ths, proportionately reduced to Online's working interest ownership in each lease or tract. Said override shall only be payable on production from new operations which are conducted with a drilling rig and on workover operations which are recompleted to new zones which require the utilization of a workover rig or drilling rig.

               b) Subject to adjustment as set forth below and the other provisions of this Agreement, Buyer shall pay the Purchase Price to Seller, at Closing by company check or wire, in immediately available funds. Wiring instructions will be provided prior to closing. This agreement is subject to a deposit equal to 15% of the purchase price. The deposit has already been tendered to the Seller by a payment of


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               $50,000.00 on October 15, 1999 and $150,000.00 on October 22,
               1999 for a total of $200,000.00 deposit.

               c) The $200,000.00 deposit shall be refundable within 5 business days following notice of the occurrence of one of the events for termination or refund as set forth elsewhere in this Agreement.

         2.2 Assumption of Liabilities. As additional consideration for the sale of the Assets, if the Closing occurs, Buyer shall assume the following obligations and liabilities ("Assumed Obligations"):

                 (i) all obligations and liabilities relating to the ownership or use of the Assets that arise and are attributable to periods of time subsequent to the Effective Date of Sale (except for (1) any liability or obligation that arises under contracts or agreements other than the Listed Contracts that arise from or are the subject of a breach by Seller of any of its covenants, representations or warranties hereunder, or that is a Retained Obligation, as defined in Section 2.4 hereof, none of which shall be Assumed Obligations, and
                        (2) any payment obligation associated with an agreement for the supply of material, goods or service, which shall be Assumed Obligation only to the extent that the material, goods or service with respect to which such payment is due is received by Buyer after the Effective Date of Sale);

                 (ii) all obligations and liabilities for site reclamation, plugging and abandonment of all wells, platforms and other facilities located on the Lands, and part of the assets herein conveyed, regardless whether such obligation or liability arose prior to or after the Effective Date of Sale, and

                 (iii) all liabilities and obligations (including, without limitations, all liabilities and obligations under present and future federal, state and local laws relating to the protection of health or the environment) in respect to the condition of the Assets as of the Closing (including, without limitation, conditions resulting from Environmental Matters occurring on or after the Effective Date of Sale), other than any condition that is the subject of a breach by Seller of any of its representations and warranties under this Agreement or of its obligations under Section 5.3.


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                  Buyer shall not assume any obligations or liabilities of
         Seller other than the Assumed Obligations. As used herein, the term "Environmental Matters" shall mean any pollution, contamination, degradation, damage or injury caused by, related to or arising from or in connection with the generation, use, handling, treatment, remediation, storage, transportation, disposal, discharge, release or emission of any Hazardous Materials by, in, on or underlying the Assets. As used in the preceding definition, "Hazardous Materials" means any asbestos material, pollutants, contaminants, hazardous, corrosive or toxic substances, special waste or waste of any kind, and any other material or substance the storage, manufacture, disposal, treatment, generation, use, transportation, remediation or release into the environment of which is prohibited, controlled, regulated or licensed under present or future Federal, State and Local laws (including statutory and common laws) relating to the protection of health or the environment.

         2.3. Indemnity in Favor of Seller. If the Closing occurs, Buyer shall indemnify and defend Seller, its officers, directors, agents, employees, successors and assigns ("Seller Indemnified Parties"), against any and all losses, claims suits, controversies, liabilities and expenses (including reasonable attorney's fees) arising directly or indirectly out of (i) the Assumed Obligations, (ii) liabilities and obligations (other than Retained Obligations) relating to or arising out of the ownership or operation of the Assets and attributable to any act, omission, occurrence, or event occurring after the Effective Date of Sale (INCLUDING, WITHOUT LIMITATION, ANY LIABILITIES [OTHER THAN RETAINED OBLIGATIONS UNDER SECTION 2.4] ARISING IN WHOLE OR IN PART FROM THE NEGLIGENCE OR STRICT LIABILITY OF SELLER), and
               (iii) all liabilities and obligations relating to or arising out of NORM contamination (as defined in Section 7.3) to the properties being acquired hereunder, whether such contamination occurred prior to or after the Effective Date of Sale.

         2.4 Retained Obligations. If the Closing occurs, Seller shall retain, and Buyer shall not assume the following liabilities and obligations ("Retained Obligations"):

                 (i) all liabilities and obligations relating to or arising out of the ownership or operation of the Assets (including, without limitation, liabilities and obligations under the listed Contracts) that arose prior to, or are attributable to periods of time or acts or omissions prior


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                        to, the Effective Date of Sale (other than those
                        liabilities and obligations referred to in clauses (ii) and (iii) of the definition of Assumed Obligations in
                        Section 2.2);

                 (ii) those liabilities and obligations that result in a credit or payment to Seller under Section 2.10;

                 (iii) all liabilities and obligations incurred in violation of, or arising out of a breach of, the covenants, representations or warranties of Seller under this Agreement;

                 (iv) all liabilities and obligations under contracts and agreements to which the Assets are subject on the date hereof other than the Listed Contracts.

         2.5 Indemnity In Favor of Buyer. If the Closing occurs, Seller shall indemnify, defend and hold harmless Buyer, and its respective officers, directors, agents, employees, partners, lenders, successors and assigns ("Buyer Indemnified Parties") against (i) any and all losses, claims, suits, controversies, fines, judgements, penalties, damages, liabilities and expenses of every kind and nature (including, without limitation, reasonable attorney's fees) arising out of any breach by Seller of any of its representations, warranties or covenants under this Agreement, and (ii) its proportionate share of any and all losses, claims, suits, controversies, fines, judgements, penalties, damages, liabilities and expenses of every kind and nature (including, without limitation, reasonable attorney's fees), arising out of the Retained Obligations described in
               Section 2.4.

         2.6 Invoices. After the effective date, Seller shall be required to pay only that portion of invoices received under the listed Contracts that are applicable to work performed or goods or material received in the period prior to the Effective Date of Sale; other charges and invoices for work performed or goods or material received will be returned to the vendor for rebilling to Buyer. Any charges or invoices paid by Seller that are applicable to work performed or goods or material received subsequent to the Effective Date of Sale will be credited to Seller pursuant to Sections 2.10.2 and 2.10.3. Similarly, after the date of Closing, Buyer shall be required to pay only that portion of invoices received under the Listed Contracts that are applicable to work performed or goods or material received in the period on or subsequent to the Effective Date of Sale; other charges and invoices for work performed or goods or material received will be returned to the vendor for rebilling to


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               Seller. Any charges or invoices paid by Buyer that are applicable to work performed or goods or material received prior to the Effective Date of Sale shall be credited to Buyer pursuant to Sections 2.10.2 and 2.10.3.

         2.7 Effective Date of Sale. The Effective Date of Sale of the Assets shall be 7:00 a.m. Local Time on October 1, 1999.

         2.8 Closing. The Closing of the transactions contemplated herein and the transfer of the Assets shall occur at 10:30 a.m. local time on December 15, 1999, at the office of Online Resources, Inc., or such other date, time and place as Seller and Buyer may agree in writing. If all conditions to Closing provided in this Agreement are satisfied or waived on or before Closing, at the Closing the following shall occur.

                 (i) Seller and Buyer will execute and deliver an Assignment and Bill of Sale in the form attached hereto as Exhibit "D", pursuant to which Seller will convey the Assets to Buyer with special warranty of title;

                 (ii) Buyer shall pay to Seller the Purchase Price as provided in Section 2.1;

                 (iii)  Seller shall deliver to Buyer possession of the Assets;

                 (iv) Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters in lieu of transfer orders directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets effective with production occurring from and after the Effective Date of Sale;

                 (v) Seller and Buyer shall execute and deliver such other agreements and instruments as shall be necessary to complete the intent of the Agreement.

               If the Closing occurs, (a) Buyer shall be deemed to have represented and warranted to Seller that, except as disclosed to Seller in writing at Closing, Buyer has performed and complied with all material terms of the Agreement required to be performed or complied with by it prior to Closing, and the representations and warranties of Buyer contained in the Agreement are, if qualified by materialty standards, true and correct, and if not so qualified, are true and correct in all material respects, at and as of the Closing as if such representations and warranties were made at and as of the Closing, and (b) Seller shall be deemed to have represented and warranted to Buyer that except as disclosed to Buyer in writing at Closing, Seller has performed and complied with all material terms of this Agreement required to be performed


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               or complied with by it prior to Closing, and the representations and warranties of Seller contained in this Agreement are, if qualified by materiality standards, true and correct, and if not so qualified, are true and correct in all material respects, at and as of the Closing as if such representations and warranties were made at and as of the Closing.

         2.9 Failure to Close. If the Closing does not occur on or before December 15, 1999, any party, if not in default hereunder, may terminate this Agreement by giving written notice to the other party. If the sale contemplated hereby is not consummated at closing because of the failure of a condition to Closing under
               Section 6.1 or 6.2, this Agreement shall terminate and no party shall have any further obligations to the other party hereunder, other than liabilities hereunder arising prior to such termination and those obligations that by their terms survive the termination of the Agreement. If the sale contemplated hereby is not consummated at Closing because of a breach by any party (the "Defaulting Party") of its obligations hereunder, the Agreement shall not terminate and the other party (the "Non-Defaulting Party") shall have the right to specific performance of the obligations of the parties within 30 days after the scheduled Closing. If the Non-Defaulting Party does not notify the Defaulting Party of its election to exercise specific performance within 30-day period, this Agreement shall terminate and no party shall have any further obligations to the other hereunder, other than liabilities hereunder arising prior to such termination and those obligations that by their terms survive the termination of this Agreement. In the event closing does not occur or this agreement is terminated for any reason, due to Seller's inability or refusal to close, the deposit shall be refunded in accordance with 2.1. However buyer shall retain all rights and remedies contained herein or otherwise available to buyer.

         2.10  Closing Adjustments.

               2.10.1 Inventory Value. If applicable, at least five (5) days prior to Closing, Seller shall furnish to Buyer the quantities of liquid hydrocarbon inventory as described in Section 1.2 actually on hand as of the Effective Date of Sale and shall compute the value of the liquid hydrocarbon inventory using usual industry valuation practice. The value of the inventory shall be credited to Seller pursuant to the provisions of Section 2.10.2 and
               Section 2.10.3 and the liquid hydrocarbon inventory shall become the property of buyer as of the Effective Date of Sale.


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               2.10.2 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows and in accordance with Section 2.10.3:

                           (i) decreased by the estimated net revenue received by Seller for hydrocarbons produced from the Assets subsequent to the Effective Date of Sale;

                           (ii) increased by the estimated expenses incurred by Seller subsequent to the Effective Date of Sale;

                           (iii)    increased by the inventory value as
                                    determined in Section 2.10.1 hereof, and

                           (iv) such other adjustments as may be applicable and agreed to by the parties.

                           (v)      deposit

                           The Purchase Price, as adjusted herein, shall be paid
               by Buyer at closing as required in Section 2.8. Seller shall furnish Buyer, at least three (3) days prior to Closing, the adjustments to the Purchase Price.

               2.10.3 Final Adjustments. Within one hundred twenty days (120)
                      days after the date of closing, Seller shall prepare a final accounting for the actual net revenue received by Seller for hydrocarbons produced from the Assets subsequent to the Effective Date of Sale, less actual expenses incurred by the Seller subsequent to the Effective Date of Sale and attributable to the operation of the Assets after the Effective Date of Sale, and plus the final inventory value (if appropriate) as determined in Section 2.10.1 hereof. Seller shall submit the final accounting statement to Buyer, who shall have sixty (60) days to audit same and confirm the accuracy thereof. Upon the agreement by Seller and Buyer as to the accuracy of said final accounting, Seller or Buyer, whichever the case may be, shall within 30 days, pay to the other such sum as may be found due, net of the preliminary accounting amount.

               2.10.4 Exclusions. The following expenses shall be excluded from any adjustment under Sections 2.10.2 and 2.10.3: (i) intercompany interest expense, and (ii) overhead and general administrative expenses of Seller other than direct overhead charges under Listed Contracts.

               2.10.5 Gas Imbalances. Seller and Buyer acknowledge that, as of the Effective Date of Sale, certain gas imbalances may exist between


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                      Seller and others with respect to gas production
                      attributable to Seller's ownership of gas produced from the Leases prior to the Effective Date of Sale. The Purchase Price in Section 2.1 shall not be adjusted under Sections 2.10.2 and 2.10.3 for Seller's gas imbalances. Notwithstanding anything herein to the contrary, Seller and Buyer agree that all liabilities, duties, obligations, benefits and entitlements with respect to the gas imbalances are specifically included in this sale to Buyer, and Buyer accepts all entitlements and obligations (contractual or otherwise), attributable to settle such imbalances up to 50,000 mcf as of October 1, 1999. Seller and Buyer further agree that the existence of such imbalances shall not be deemed to be a deficiency in Seller's title.

3. TAXES

         3.1 Property Taxes. All ad valorem taxes, real property taxes, personal property taxes, and similar obligations ("Property Taxes") in respect of the Assets are Seller's obligation for periods before the Effective Date of Sale and Buyer's obligation for periods after the Effective Date of Sale. If Property Taxes for the current tax year have not been assessed and paid as of the Closing, buyer shall file all required reports and returns incident to the Property Taxes and pay the Property Taxes for the current tax year and subsequent periods. Seller will reimburse Buyer promptly for Seller's proportionate share of the portion of those taxes attributable to the portion of the current tax year prior to the Effective Date of Sale upon receipt of evidence of the Buyer's payment of the taxes. If Property Taxes for the current tax year have been assessed and paid as of the Closing Date, Buyer will reimburse Seller for the portion of those taxes attributable to the portion of the current tax year after the Effective Date of Sale.

         3.2 Sales Taxes. Buyer shall be responsible for all sales, use and similar taxes arising out of the sale of the Assets. The Assets are located offshore in federal waters, and therefore the sale of Assets pursuant to this Agreement is exempt from state sales taxes. If Buyer subsequently uses the Assets in a state, such use is expected to be exempt from sales or use tax as the sale is expected to qualify as an isolated or occasional sale. Seller agrees to cooperate with Buyer in demonstrating that the requirements for an isolated or occasional sale or any


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               other sales or use tax exemption have been met. Buyer shall assume liability for any sales or use taxes assessed by any taxing authority in respect of this sale, including the amounts of any penalties and interest. Buyer shall hold harmless and shall indemnify Seller for any sales or use taxes assessed against Seller by any taxing authority in respect of this sale, including the amounts of any penalties, interest and attorney's fee except to the extent that buyer paid such tax to Seller in addition to the Purchase Price. The Purchase Price is not inclusive of any such sales or use taxes. Any reasonable legal expenses incurred by Seller after consultation with Buyer to reduce or avoid any of the aforementioned taxes shall be paid or reimbursed by Buyer.

4. REPRESENTATIONS AND WARRANTIES

         4.1 Seller's Representations and Warranties. Seller represents and warrants that, except as set forth in the Disclosure Statement attached hereto as Exhibit "F";

                 4.1.1 Seller is a corporation duly organized and validly existing, in good standing, under the laws of the state of its formation. Seller has the power and authority to own its property and to carry on its business as now conducted and to enter into and carry out the terms of this Agreement.

                 4.1.2 The execution and delivery of this Agreement, the performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, will not (i) conflict with or result in a breach of any provision of Seller's certificate of incorporation or bylaws (ii) except with respect to third-party consents or preferential rights required in connection with agreements and properties to be assigned pursuant to this Agreement, result in a material default (with due notice or lapse of time or both) or give rise to any right to termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or by which Seller or any Seller's properties or assets may be bound, or (iii) violate any order, writ, injunction, judgement, decree, statute, rule or regulation applicable to Seller, or Seller's properties or assets (assuming receipt of all routine governmental consents typically received after consummation of transactions of the nature


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                           contemplated by the Agreement, which governmental
                           consents Seller has no reason to believe will not be granted).

                 4.1.3 To Seller's knowledge (i) there are no contracts or agreements to which the Assets are subject other than the Listed Contracts, and (ii) the Listed Contracts are in full force and effect in accordance with their respective terms.

                 4.1.4 Seller has not (i) received any advance "take-or-pay" or other similar payments under production sales contracts with respect to any of the Assets that entitle the production purchasers to "make-up" or otherwise receive deliveries of hydrocarbons at any time after the Effective Date of Sale without paying at such time the contract price therefor (or to receive a cash payment in lieu thereof), (ii) received any payments for hydrocarbons delivered under any production sales or processing contracts with respect with to any of the Assets in excess of the amounts to which Seller was actually entitled under the terms of such contracts, or (iii) received any payments for hydrocarbons produced from the Assets that are currently subject to refund.

                 4.1.5 There are no outstanding Authorities for Expenditure with respect to the Assets except as shown on Exhibit "F":

                 4.1.6 There is no action, investigation, suit or proceeding pending against Seller or the Assets, with respect to the Assets, before any court, administrative agency or arbitral tribunal or, to the knowledge of Seller, threatened against it or the asset or pending or threatened against any other person or entity in which any relief is claimed that, if granted, might reasonably be expected to have a Material Adverse Effect (as that term is defined below). Seller has not been charged with any violation of or, to its knowledge, threatened with a charge of violation of, any provision of any law or regulation relating to the Assets, which violation might be reasonably expected to have a Material Adverse Effect, and, to the knowledge of Seller, no other person or entity has been charged with any violation of, or threatened with a charge of violation of, any provision of any law or regulation relating to the Assets, which violation might reasonably be expected to have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" shall mean a material


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                           adverse effect on the value, use, operation or
                           ownership of the Assets, taken as a whole, or on the Assumed Obligations, taken as a whole.

                 4.1.7 To Seller's knowledge neither Seller nor any other person or entity is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any order, judgement, contract, lease, license or instrument, which default or potential default might reasonable be expected to have a Material Adverse Effect. To its knowledge, Seller has compiled with all laws, regulations, orders, judgements or decrees of any federal or state court or governmental authority applicable to the ownership or operation of the Assets, other than violations that are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect; provided, however, that no representation or warranty is made as to compliance with the Natural Gas Act or the Natural Gas Policy Act of 1978 (or any regulations or orders pertaining to either of these acts) relating to well classification filings, other than the representation that Seller has followed customary practices in the oil and gas industry and has used all reasonable efforts in attempting to comply with such laws, regulations and orders.

                 4.1.8 Since the Effective Date of Sale, to Seller's knowledge there has not been:

                           (i) any adverse change in the Assets that was not the result of any industry-wide development affecting other companies in the oil and gas industry;

                           (ii) any damage, destruction or loss to or of the Assets, whether or not covered by insurance;

                           (iii) any release, abandonment, encumbrance, sale, Leases or disposition of any portion of the Assets other than sales of hydrocarbons in the ordinary course of business;

                           (iv) any waiver by Seller of any rights in respect of Assets unless consented to by Buyer;

                           (v) any condemnation or taking of all or any portion of any of the Assets; or


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                           (vi)     any contract or commitment to do any of the
                                    foregoing unless consented to by Buyer;
                                    that, individually or in the aggregate,
                                    might reasonably be expected to have a
                                    Material Adverse Effect.

                 4.1.9 Except as identified on Exhibit "A" hereto, there are no material non-consent operations with respect to the Assets which have resulted or will result in a temporary or permanent increase or decrease in Seller's net revenue interest or working interest in the Assets.

                 4.1.10 There are no claims, suits, actions or proceedings (including government investigations and audits) now pending or, to the best of Seller's knowledge, threatened, against Seller relating to material Environmental Matters with respect to the Assets, and Seller is not aware of any reasonable basis for believing that any such claims for material Environmental Matters may be asserted against Seller, the Assets or any other person or entity with respect to the Assets. To Seller's knowledge, Seller has all material licenses and permits (federal, state, foreign and local) necessary to own and operate the Assets, and such licenses and permits are in full force and effect. To the best of Seller's knowledge, no violations are or have been recorded in respect of such licenses or permits and no proceeding is pending or threatened seeking the revocation or limitation of any such licenses or permits.

                 4.1.11 To Seller's knowledge, there are no royalties, shut-in royalties, Lease rental payments or other payments for which Seller has or would have any responsibility or liability that are delinquent, and all such payments that are due have been timely paid.

                 4.1.12 Seller is not a party to, or in any way obligated under, nor does Seller have any knowledge of, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origination, negotiation, execution, or performance of this Agreement for which Buyer has any liability.

                 4.1.13 All of Seller's representations where made in this Agreement or in connection with the negotiation, execution or performance of this Agreement, are subject to the best of Seller's knowledge. The best of Seller's knowledge is limited to matters known to Seller's current Officers and Directors.

                 EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2.8 (i) AND 4.1., BUYER UNDERSTANDS AND AGREES THAT THE ASSETS ARE SOLD "AS IS" AND "WHERE IS", WITH ALL FAULTS AND DEFECTS, WITHOUT RECOURSE BY BUYER, ITS SUCCESSORS AND/OR ASSIGNS, AGAINST SELLER AND WITHOUT COVENANT, REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE; AND WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING CLAUSE, SELLER EXPRESSLY DISCLAIMS AND NEGATES (a) ANY IMPLIED AND EXPRESS WARRANT OF FITNESS FOR A PARTICULAR PURPOSE AND/OR TITLE TO THE ASSETS EXCEPT AS TO TITLE CLAIMS ARISING BY, THROUGH AND UNDER SELLER (BUT NOT OTHERWISE) AND (b) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY. EXCEPT AS PROVIDED IN SECTIONS 2.2 (iii) AND 2.4, BUYER HEREBY RELEASES SELLER FROM ANY AND ALL LIABILITY WITH RESPECT TO THE CONDITION OF THE ASSETS, WHETHER OR NOT CAUSED BY SELLER'S SOLE OR PARTIAL NEGLIGENCE, AND WAIVES ITS RIGHT TO RECOVER FROM SELLER ANY DAMAGES, CLAIMS, FINES, PENALTIES OR EXPENSES THAT MAY IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE ASSETS, WHETHER NOW KNOWN OR UNKNOWN.


         4.2 Buyer's Representations and Warranties. Buyer represents and warrants:

                 4.2.1 Buyer is a corporation duly organized and validly existing, in good standing, under the laws of the state in which it is incorporated and has the corporate power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

                 4.2.2 The execution and delivery of this Agreement, the performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, will not (i) conflict with or result in a breach of any provision of Buyer's certificate of incorporation or bylaws, (ii) result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Buyer is a party or by which Buyer or any of Buyer's properties or assets any be bound or (iii) violate any order, writ, injunction, judgement, decree, statute, rule or regulation applicable to Buyer, or any Buyer's properties or assets.

                 4.2.3 Buyer is not a party to, or in any way obligated under, nor does Buyer have any knowledge of, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Seller has any liability.

                 4.2.4 Buyer will make or will arrange for others to make an inspection of the Assets. Subject to Seller's foregoing representations and warranties in Section 4.1, Buyer accepts all platforms and equipment in an "as is" and "where is" condition.

                 4.2.5 Buyer is directly and actively engaged in the business of exploration for and production of oil and gas. Buyer is a sophisticated investor in oil and gas properties and has knowledge and expertise in financial and business matters relating to the evaluation and purchase of producing oil and gas properties. Buyer is acquiring the interest conveyed herein for investment purposes and not for distribution in violation of any applicable securities laws.

                 4.2.6 Buyer has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollar) to enable it to pay the Purchase Price to Seller at the Closing, and to perform its obligations hereunder.

5. ADDITIONAL COVENANTS

         5.1 Approvals, Consents and Preferential Rights to Purchase. If the transfer of the Assets, or any portion thereof, is subject to the consent or approval of a lessor or any governmental agency having jurisdiction, or is subject to rights of first refusal, preferential rights to purchase, or any other form of consent or restriction on transfer, the Buyer and Seller shall use reasonable efforts to obtain such consents and approvals and releases or waivers of any such rights of first refusal, preferential rights to purchase and other transfer restrictions prior to the Closing, unless the same are customarily obtained after closing. In the event preferential rights are exercised, this agreement shall terminate between the parties. The deposit shall be refunded to buyer in accordance with 2.1 and all provisions which may otherwise survive termination, including but not limited to indemnities, warranties and representations, shall terminate upon exercise of such preferential rights or rights of first refusal. In the event consents or approvals required to be obtained prior to closing are not obtained, Buyer, at its option, may terminate this agreement and the deposit shall be refunded under 2.1. In the event that the Assignments are not approved by the Minerals Management Service or any other governmental body whose approval is required, Buyer at its option may rescind this agreement and all closing documents and shall be entitled to a full refund of the purchase price including the deposit, adjusted for revenue and expenses in the interim. Buyer shall execute any and all instruments required to reconvey the assets to the Seller.

         5.2 Asset Title Review. Immediately upon execution of this agreement, Seller shall make available to Buyer next day, without express or implied warranty of any kind regarding the accuracy of such information, copies of information in Seller's possession regarding its title to the Assets. Seller shall not perform any additional title work, and Seller will not make existing abstracts and title opinions current. Buyer specifically agrees that any conclusions made from any examination done or caused to be done shall result from its own independent review and judgement only. In the event of a title defect that would result in Seller not having Defensible Title (as such term is defined below) to one of the Assets, Buyer shall notify Seller of such defect no later than 5 days before closing. If Seller and Buyer cannot agree on resolution of such defect, Seller shall elect (a) a cure the defect at its own expense prior to Closing, or (b) to delete its interest in the Asset with such defect from the sale to Buyer in which event the amount to be paid by Buyer for the Assets at Closing and the amount which Seller would otherwise be entitled to receive under Section 2.1 shall be reduced by an amount mutually agreed to by Seller and Buyer provided, however, that if Seller does not cure such defect, and if Seller and Buyer cannot agree upon the downward adjustment to the Purchase Price, or the total reductions under this Section 5.2 as a result of all uncured title defects exceeds 10% of the Purchase Price, either Seller or Buyer may terminate this Agreement. In such event the deposit shall be refunded to Buyer in accordance with 2.1. In the case of an interest in the Leases, "Defensible Title" shall mean, with respect to Seller such title, free and clear of all liens, claims, impairments, or encumbrances other than the Listed Contracts, as (a) will entitle Buyer to receive a percentage of the oil and gas produced and saved from the lands covered by such Leases, without limitation as to the depth, after deducting all applicable Production Burdens, that is not less than the "Net Revenue Interest" of Seller in the Leases shown on Exhibit "A" without reduction throughout the productive life of the Leases, and (b) will obligate Buyer to bear and pay a portion of the costs and expenses of operating the lands covered by such interest in the Leases that is not greater than the "Working Interest" of Seller shown on Exhibit "A" without increase throughout the productive life of the Leases. In the case of all other Assets, "Defensible Title" shall mean, with respect to Seller, good and marketable title free and clear of all liens, claims, impairments or encumbrances other than the Listed Contracts and any encumbrances created thereby. As used herein, "Production Burdens" shall mean royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, are measured by or are payable out of the production of hydrocarbons or the proceeds realized from the sale or other disposition thereof.

         5.3 Operations Prior to Closing. After the date of this Agreement and prior to the Closing, Seller shall use its best efforts to maintain the Assets in substantially the same manner in which they have been used and maintained prior to this Agreement. Unless Seller and Buyer otherwise agree, Seller shall not enter into any agreement or transaction in relation to the Assets excepting those with unaffiliated third parties which (i) individually involve a fair market value of less than Ten Thousand Dollars ($10,000), and (ii) are entered into in the ordinary course of business consistent with past practices. Seller shall not incur without the concurrence of Buyer, any expenditures for purposes other than normal day-to-day operations and actions required to address any sudden emergency to safeguard life and property (Seller agrees that it will respond to any such emergency in the same manner that it would customarily respond to a similar emergency affecting similar properties owned by Seller that are not the subject of a pending sale), between the execution of this Agreement and the Closing. If an expenditure for other purposes is proposed or contemplated, Seller shall submit such proposal to Buyer for its approval. If the Closing occurs, Buyer will assume the risk of any consequences, which arise as a result of Buyer's failure or refusal to approve and pay such expenditure. Unless Buyer and Seller otherwise agree, Seller shall not materially alter the Assets (other than the use of supplies and consumables) or remove any improvements, equipment or property which comprise the Assets (other than the use of supplies and consumables) with the exception of individual Assets (i) involving a fair market value of less than Two Thousand Dollars ($2,000) and (ii) sold or transferred to unaffiliated third parties or disposed of or consumed in the ordinary course of business. From the date of this Agreement until Closing, Seller will not, without the prior written consent of Buyer (which consent will not be unreasonably withheld), directly or indirectly (i) waive any right of material value relating to the Assets, (ii), modify, in any material respects or terminate any of the Listed Contracts. From the date of this Agreement until Closing, Seller shall maintain and operate the Assets as a reasonably prudent operator, in compliance in all material respects with all applicable laws, rules, regulations and orders, and in accordance with the Listed Contracts. Seller shall promptly notify Buyer of any material matter affecting the Assets known to Seller which arises from the date of this Agreement to the date of Closing.

         5.4 Casualty. If the Assets are damaged by fire, casualty or any other cause prior to Closing and such damage is not repaired by Seller (the parties agreeing that Seller has no obligation to do so) before Closing, Buyer shall have the right either to terminate this Agreement, or to purchase the Assets in such damaged condition, in which event the Purchase Price will be reduced by Seller's share of the estimated cost of repairing such damage. In the event this agreement should be terminated the deposit shall be refunded pursuant to 2.1.

         5.5 Buyer has contractual obligations with owners or right holders of other undivided interest owners of the leases and lands subject to this agreement. In the event Buyer's due diligence review of Seller's assets reveals an agreement, requirement, obligation etc. which causes or requires Buyer to violate, breach or impinge on Buyer's current contractual arrangements, then Buyer shall immediately notify Seller and this agreement shall be terminated at Buyer's option. In such event the deposit shall be refunded in accordance with 2.1.

6. CONDITIONS PRECEDENT TO CLOSING

         6.1 Seller's Conditions Precedent. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller of each of the following conditions:

                 6.1.1 Buyer shall have performed and compiled with all terms of this Agreement required to be performed or complied with by Buyer prior to Closing.

                 6.1.2 No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement.

                 6.1.3 The representations and warranties of Buyer contained in the Agreement shall, if qualified by materiality standards, be true, and if not so qualified, shall be true in all material respects, on the date of this Agreement and also at and as of the Closing as if such representations and warranties were made at and as of the Closing.

                 6.1.4 All material federal, state and local government consents or approvals required for the consummation of the transactions contemplated hereby (other than those routine consents and approvals that are customarily obtained after the consummation of transactions of the type contemplated hereby) shall have been obtained.

         6.2 Buyer's Conditions Precedent. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer of each of the following conditions:

                 6.2.1 Seller shall have performed and complied with all terms of this Agreement required to be performed or complied with by Seller prior to Closing.

                 6.2.2 No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled, or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement.

                 6.2.3 The representatives and warranties of Seller contained in this Agreement shall, if qualified by materiality standards, be true, and if not so qualified, shall be true in all material respects, on the date of this Agreement and also at and as of the Closing as if such representations and warranties were made at and as of the Closing.

                 6.2.4 All material federal, state and local government consents or approvals required for the consummation of the transactions contemplated hereby (other than those routine consents and approvals that are customarily obtained after the consummation of transactions of the type contemplated hereby) shall have been obtained.

                 6.2.5 Since the Effective Date of Sale, no events shall have occurred that, individually or in the aggregate, may reasonably be expected to:

                           (i) materially and adversely affect the value of all or any material portion of the Assets, except affecting the value of oil and gas properties generally, or

                           (ii) result in substantial liabilities with respect to which Seller is entitled to indemnification by Buyer under this Agreement, or

                           (iii) result in substantial liabilities with respect to which Buyer is entitled to indemnification by Seller under this Agreement.

                 6.2.6 This transaction is subject to Buyer obtaining approval of its Board of Directors. Buyer will use its best efforts to obtain such approval, which shall be promptly sought and Seller shall be timely notified. However should Buyer fail to obtain such approval, deposit shall be refunded to Buyer as provided in 2.1.

7. MISCELLANEOUS

         7.1 Payment of Expenses and Fees. Each party hereto shall bear its own costs and expenses, including buy not limited to attorney's fees incurred in connection with the transactions contemplated in this Agreement; provided, however, Buyer shall pay all recording, MMS and filing fees or transfer fees and/or taxes in connection with the recording of any instrument of transfer of Assets from Seller to Buyer hereunder.

         7.2 Environmental Review. Promptly after signing this Agreement, Seller shall give Buyer access to environmental data in Seller's files for the Assets to be sold herein. Buyer specifically acknowledges that such access is given as an accommodation only, that Seller makes no representations whatsoever as to the accuracy, completeness, or reliability of any such environmental information disclosed to or obtained by Buyer and that Buyer relies and depends on and uses any and all such environmental information exclusively and entirely at its own risk and without any recourse whatsoever. Seller shall use reasonable efforts to arrange for the performance of any additional environmental testing at Buyer's expense which Buyer may reasonably request, and Seller and Buyer shall cooperate to ensure that such testing is performed on an expedited basis before Closing. If it is determined by Closing that any conditions exist on the Assets that are the result of any Environmental Matter, and if Seller and Buyer cannot agree on the resolution of such matter prior to Closing, any party shall have the right to terminate this Agreement, in which event there shall be no further obligation or liability between Buyer and Seller. In the event the agreement shall be terminated as provided herein, the deposit shall be refunded to buyer as provided in 2.1.

         7.3 NORM. It is expressly recognized and acknowledged by Buyer that naturally occurring radioactive material (NORM) is normally associated with oil and gas producing operations, and as a result the facilities and production equipment transferred herein may be contaminated by NORM. Accordingly, Buyer shall comply with present and future applicable federal and state laws and regulations governing (I) NORM and (ii) facilities and equipment contaminated by or containing NORM.

         7.4 Books and Records. Seller shall deliver to Buyer promptly after Closing copies of any records, materials, contract, accounting and agreement files, logs, well files, uninterpreted engineering data (such as bottom-hole pressure data, gas analysis) and field records pertaining to the Assets which may exist in Seller's files.

         7.5 Assignment. Prior to Closing, Seller may not assign any rights acquired hereunder or delegate any duties assumed hereunder without the prior written consent of Buyer, and Buyer may not assign any rights acquired hereunder or delegate any duties assumed hereunder without the prior written consent of Seller. After Closing, Buyer may freely assign any interest it acquires in the Assets, assign any rights acquired, or delegate any duties assumed herein or hereafter. Notwithstanding anything herein to the contrary, Buyer shall remain responsible to Seller for all obligations and liabilities under this Agreement and under said sale and assignment.

         7.6 Entire Agreement. This Agreement constitutes the entire agreement between Seller and Buyer with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, understandings, or information otherwise furnished by Seller to Buyer with respect to such matters. No amendments shall be binding unless in writing and signed by representatives of both parties. Headings used in this Agreement are only for convenience of reference and shall not be used to define the meaning of any provision. This Agreement is for the benefit of Seller, the Seller Indemnified Parties, Buyer and the Buyer Indemnified Parties only and not for the benefit of third parties.

         7.7 Notices. All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied with receipt acknowledged, mailed by registered mail, or delivered by a recognized commercial courier to the party at the address set forth on the first page of this Agreement or such other address as any party shall have designated by ten days written notice to the other party.

         7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana without regard to rules concerning conflicts of law.

         7.9 Confidentiality. Buyer acknowledges that all information furnished or disclosed pursuant hereto must remain confidential. Buyer may disclose such information only to its subsidiaries or affiliates, agents, advisors, financial sources, investors, banks, partners or representatives (herein "Representatives") who have agreed in writing, prior to being given access to such information, to be bound by the terms of this Section 7.9. The provisions of this Section 7.9 shall no longer apply if closing occurs.

         7.10 No Negotiations. From and after the date of this Agreement, Seller and its directors, officers, employees and representatives shall not directly or indirectly solicit, encourage or initiate any offer or proposal from, or engage in any discussions or negotiations with, or provide any information to, any person, entity or group (other than Buyer and its employees, agents and representatives) concerning any inquires or proposals for the acquisition of all or any portion of the Assets.

         7.11 Further Assurances. After the Closing, each of the parties shall execute, acknowledge and deliver to the other such further documents and take such other action, as may be reasonably required in order to carry out the purposes of this Agreement or any document delivered pursuant to the Agreement.

         7.12 Price Allocation. In the event either party desires to file IRS Form 8594, then that party shall give written notice to the other party. Seller and Buyer shall then jointly prepare such form pursuant to the Temporary Treasury Regulation Section 1.1060-1T to report the allocation of the purchase price among the Assets. Such allocation shall be as set forth in Exhibit "G". Each party hereto agrees not to assert, in connection with any tax return, tax audit or similar proceeding, any allocation of the Purchase Price that differs from that set forth in such Exhibit.

         7.13 Access. With reasonable advance notice to Seller, Seller shall give Buyer reasonable access to the Assets prior to Closing to permit Buyer to conduct their due diligence review of the Assets.

         7.14 Public Announcements. Subject to the provisions of Section 7.9, the parties hereto agree that prior to making any public announcement or statement with respect to the transaction contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto and exercise its best efforts to (i) agree upon the text of a joint public announcement or statement to be made by both of such parties or (ii) obtain approval of the other party hereto to the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be. Nothing contained is this paragraph shall be construed to require either party to obtain approval of the other party hereto to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental authority or agency to the extent required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction or as advised by counsel to comply with disclosure standards of the New York Stock Exchange and applicable securities exchange laws and rules.

         7.15 Amendment. No amendment or modification of this Agreement shall be effective unless in writing signed by all parties.

         7.16 Waiver. No waiver of any provision of or rights under this Agreement shall be effective unless in writing signed by the waiving party. No waiver of any specified right or provision shall be construed as a waiver of any other right or provision.

         7.17 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any material adverse manner to any party. Upon any binding determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible and in an acceptable manner, to the end that the transactions contemplated hereby may be completed to the extent possible.

         7.18 Exhibits. Exhibits attached to and referenced in this Agreement are hereby incorporated in this Agreement and made a part of this Agreement.

         7.19 Survival. The provisions of this Agreement shall survive the Closing. Seller's and Buyer's Representations and Warranties and indemnities shall survive the closing for a period of eighteen
               (18) months, other than Section 4.1.4 which shall survive the term of this Agreement.

         7.20 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one Agreement.

         7.21 Not a consumer under LA UFTPA. Buyer and Seller both hereby confirm that neither is a "consumer" as used in the Louisiana Unfair Trade Practices and Consumer Protection Act, Louisiana Revised Statutes, 51:1401 et. Seq.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

                                     SELLER

                                     ONLINE RESOURCES, INC.

                                     By: /s/ MAX E. MAXWELL
                                        ----------------------------------------
                                     Name:   Max. E. Maxwell
                                     Title:  President

                                     BUYER

                                     ENERGY PARTNERS, LTD.

                                     By: /s/ JAMES E. ORTH
                                        ----------------------------------------
                                     Name:   James E. Orth
                                     Title:  Vice President, Production &
                                             Engineering